Exhibit 99.43

Village Farms International Closes $13.5 Million Bought Deal Public Offering

/NOT FOR DISTRIBUTION TO UNITED STATES NEWS WIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES/

Vancouver, BC, December 21, 2017 – Village Farms International, Inc. (“Village Farms” or the “Company”) (TSX: VFF) (OTCQX: VFFIF) is pleased to announce that it has completed its previously announced “bought deal” short form prospectus offering of 2,500,000 common shares (the “Common Shares”) in the capital of the Company at an issue price of $5.40 per Common Share for aggregate gross proceeds of $13,500,000 (the “Offering”). The Offering was conducted by a syndicate of underwriters led by Beacon Securities Limited and including Echelon Wealth Partners Inc. (All figures are in Canadian dollars unless otherwise stated.)

The net proceeds from the Offering will be used to repay a portion of the Company’s term loan with a Canadian creditor, which will permit the Company to remove its 1.1 million square foot Delta 2 greenhouse facility as collateral against such term loan, and for general corporate and working capital purposes. It is a requirement of the Company’s joint venture (“Pure Sunfarms”) agreement for the production of cannabis that, should the option on the Delta 2 greenhouse be exercised by Pure Sunfarms, the Delta 2 greenhouse be contributed to Pure Sunfarms on an unencumbered basis.

“We are proud to successfully complete this strategic financing – our first equity offering in our 11-year history on the TSX – which positions our second 1.1 million square foot greenhouse, Delta 2, for immediate contribution to Pure Sunfarms, should it exercise its option on the facility,” said Michael DeGiglio, Chief Executive Officer, Village Farms International, Inc. “Converting existing, large-scale state-of-the-art greenhouse facilities with well-established operations and deeply experienced growers is a capital efficient approach to cannabis production and firmly positions Pure Sunfarms to be the low-cost producer in Canada.”

“With this financing complete, we look forward to a very busy and very productive 2018 as Pure Sunfarms anticipates starting commercial cannabis production at the initial 1.1 million square foot Delta 3 greenhouse in the Spring of 2018 and beginning cannabis sales on or before July 1.”

Upon closing of the Offering today, there are 42,032,612 issued and outstanding Village Farms common shares.

The securities offered have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), or any U.S. state securities laws, and may not be offered or sold in the United States or to, or for the account or benefit of, United States persons absent registration or any applicable exemption from the registration requirements of the U.S. Securities Act and applicable U.S. state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities in the United States, nor in any other jurisdiction.

About Village Farms’ Joint Venture for Cannabis Production

In June 2017, Village Farms formed a joint venture, Pure Sunfarms Corp. (50% owned by each of Village Farms and its partner) for large-scale, low-cost, high quality cannabis production. Under the terms of the joint venture agreement, Village Farms initially contributed a 1.1 million square foot (25-acre) greenhouse facility in Delta, BC, (the “Delta 3 greenhouse”) which will be converted to ACMPR (Access to Cannabis for Medical Purposes Regulations) compliant production and, if permitted by applicable law, production for the nontherapeutic adult-use market. Village Farms’ partner is contributing an aggregate of $20 million in cash to fund the conversion of the Delta 3 greenhouse.

On September 14, 2017, the application for a “second site” cultivation license under the ACMPR for the Delta 3 greenhouse was submitted to Health Canada and the application was subsequently accepted for review by Health Canada on September 18, 2017. Subsequent to acceptance of the application, Pure Sunfarms commenced physical conversion of the 1.1 million square foot greenhouse facility in Delta, British Columbia and expects to complete conversion of the first 250,000 square foot quadrant in February 2018 such that, subject to the receipt of cultivation and sales licenses from Health Canada, it expects to begin selling dried cannabis on or before July 2018 and to have all four quadrants commercially producing in the fourth quarter of 2019. Pure Sunfarms conservatively forecasts annual production from the initial 1.1 million square foot greenhouse in Delta to be a minimum of 75,000 kg of dried cannabis, which it expects to achieve in 2020, and a cost of production (including depreciation) at full production of less than $1.00 per gram.

About Village Farms International, Inc.

Village Farms International, Inc. is one of the largest and longest-operating vertically integrated greenhouse growers in North America and the only publicly traded greenhouse produce company in Canada. With more than 750 years of accumulated master grower experience coupled with advanced proprietary technology and environmentally sustainable growing practices, Village Farms is highly resource efficient. Village Farms produces and distributes fresh, premium-quality produce with consistency 365-days a year to national grocers in the U.S. and Canada from its large-scale Controlled Environment Agriculture (CEA) greenhouses in British Columbia and Texas, as well as from its partner greenhouses in BC, Ontario and Mexico.

Cautionary Language

Certain statements in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include, but are not limited to, statements concerning: (i) the Offering; (ii) the use of the proceeds of the Offering; (iii) results of the completion of the Offering; and (iv) the Company’s financial position in the future. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “outlook”, “objective”, “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “should”, “plans” or “continue”, or similar expressions suggesting future outcomes or events. Such forward-looking statements reflect management’s current beliefs and are based on information currently available to management. Such forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. Although the Company believes that the expectations reflected in its forward-looking information are reasonable, undue reliance should not be placed on forward-looking information because the Company can give no assurance that such expectations will prove to be correct. In addition to other factors and assumptions which may be identified in this press release, assumptions have been made regarding and are implicit in, among other things, the timely receipt of required regulatory approvals. Details of the risk factors relating to the Company and its business are discussed under the heading “Risk Factors” set out in the Company’s annual information form and management’s discussion and analyses for the year ended December 31, 2016, and for the three and nine months ended September 30, 2017, which are available electronically at www.sedar.com. Actual results may differ materially from any forward-looking statements. Although the Company believes that its forward-looking statements contained in this press release are based upon reasonable assumptions, you cannot be assured that actual results will be consistent with these forward-looking statements. These forward- looking statements are made as of the date of this press release, and other than as specifically required by applicable law, the Company does not assume any obligation to update or revise them to reflect new information, events or circumstances.

SOURCE Village Farms International, Inc.

View original content: http://www.newswire.ca/en/releases/archive/December2017/21/c4097.html

%SEDAR: 00029410E

For further information: Stephen C. Ruffini, Executive Vice President and Chief Financial Officer, Village Farms International, Inc., (407) 936-1190, ext. 340; Lawrence Chamberlain, Investor Relations, (416) 519-4196, lawrence.chamberlain@loderockadvisors.com

CO: Village Farms International, Inc.

CNW 10:15e 21-DEC-17